EXHIBIT 99.1
                                                      FORM 8-K



                               PRESS RELEASE

                        BUCYRUS INTERNATIONAL, INC.
                              (NASDAQ:  BCYR)
                           FOR IMMEDIATE RELEASE

        BUCYRUS INTERNATIONAL, INC. ANNOUNCES PRIVATE PLACEMENT OF
          $150.0 MILLION OF SENIOR NOTES IN THE RULE 144A MARKET



     South Milwaukee, Wisconsin, September 24, 1997... Bucyrus International, Inc. today announced that it has privately placed $150.0 million aggregate principal amount of its Senior Notes due 2007 (the "Notes") in a transaction (the "Offering") under Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").

     The Notes will be issued at par and will pay interest semi-annually at a rate of 9 3/4% per annum with a final maturity on September 15, 2007.

     The net proceeds from the sale of the Notes are estimated to be approximately $144.7 million after deducting the initial purchasers' discount and estimated expenses related to the Offering.

     The Notes have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons absent registration thereunder or an applicable exemption from the registration requirements thereof.

     This news release shall not constitute an offer to sell or the solicitation of an offer to buy the securities offered by Bucyrus in the Offering.

     Bucyrus International, Inc. is a leading manufacturer of surface mining equipment.

Contact:  Daniel J. Smoke, Vice President and Chief Financial Officer,
          (414) 768-5375 or (414) 768-5378, or
          Craig R. Mackus, Secretary and Controller, (414) 768-4267